EXHIBIT 99.1


                    BARRINGER ANNOUNCES PARTIAL SALE

               OF ITS BARRINGER LABORATORIES INC. SHARES


            New Providence, New Jersey, December 18, 1995... Barringer

Technologies Inc. (NASDAQ: BARR, BARRW) today announced that Barringer

Laboratories Inc. ("Labco") has purchased from the Company 647,238 shares of Barringer Laboratories common stock currently owned by the Company, in exchange for cancellation of intercompany obligations in the amount of

$509,048 plus a cash payment of $300,000.  In addition to the 647,238 shares sold, 88,260 shares of Labco common stock were placed in an escrow account which will be returned to the Company if certain earnings are achieved by Labco in 1996.  In connection with the sale, the Company agreed not to transfer its remaining 26% interest in Labco until January 2, 1997,

subject to certain conditions, and granted Labco a right of first refusal with respect to such shares until January 2, 1997, subject to certain conditions.

            Mr. Binder, President and Chief Executive Officer of the

Company, said that "this transaction provides us with needed working capital through a partial liquidation of our investment in Labco and at the same time affords us the opportunity to participate in the future growth of

Labco, through anticipated value enhancement of our remaining interest."

            Headquartered in New Providence, New Jersey, Barringer

Technologies Inc. is a holding company with two operating groups.

Barringer Instruments develops, manufactures and markets specialty analytical instruments for drugs and explosives detection, exploration and environmental monitoring applications.  Barringer Consumer Products markets

DrugAlert, a drug and identification system for in-home testing.